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                       CONSENT OF INDEPENDENT ACCOUNTANTS

HealthAxis.com, Inc.
East Norriton, PA

We hereby consent to the use in the Prospectus constituting a part of the Registration Statement on Form S-4/A (File No. 333-30256) of our report dated March 16, 2000 except for Notes 10, 11, 12, 13, 18 and 20 which are as of September 29, 2000 and Notes 5, 7, 8 and 19 which are as of October 13, 2000, relating to the consolidated financial statements of HealthAxis.com, Inc. for the year ended December 31, 1999 and for the period from Inception (March 26, 1998) through December 31, 1999, which is contained in the Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman, LLP
---------------------
BDO Seidman, LLP

Philadelphia, PA
December 15, 2000